As submitted to the Securities and Exchange Commission on September 16, 2019

Registration No. 024-11028

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

Amendment 1

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

MEDX HOLDINGS INC.
(Exact name of issuer as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation or organization)

1621 Central Ave,

Cheyenne, WY 82001

612-532-9675

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

Wyoming Registered Agent

1621 Central Ave

Cheyenne, WY 82001

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Jonathan D. Leinwand, P.A.

18851 NE 29th Ave., Suite 1011

Aventura, FL 33180

1540	20-5973352
(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

PRELIMINARY OFFERING CIRCULAR _______________, 2019, SUBJECT TO COMPLETION

MEDX HOLDINGS INC.

MAXIMUM OFFERING AMOUNT: $2,500,000

[This is our initial public offering (the “Offering”) of securities of MEDX Holdings Inc., a Wyoming corporation (the “Company”). We are offering a maximum of 500,000,000 (Five Hundred Million) shares (the “Maximum Offering”) of our common stock, par value $.001 (the “Common Stock”) at an offering price of one-half of once cent ($.005) per share (the “Shares”) on a “best efforts” basis. This Offering will terminate on the earlier of (i) June 1, 2020, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, development expenses, offering expenses and other uses as more specifically set forth in this offering circular (“Offering Circular”). We expect to commence the sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”).

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Commissions (1)	Proceeds to the Company (2)
Per Share	$.005	$0	$.005
Maximum Offering	$2,500,000	$0	$2,500,000

(1) The Company reserves the right to pay sales commission (or Placement Agent Fees) fee for services rendered in managing this offering at a rate, up to 10%. The Company has not engaged any broker or dealer at this time.

(2) Does not reflect payment of expenses of this offering, which are estimated to not exceed $20,000 and which include, among other things, legal fees, reproduction expenses, and actual out-of-pocket expenses incurred by The Company

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

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THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES IN THIS OFFERING.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

The date of this Offering Circular is _________, 2019.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “we,” the “Company,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of MedX Holdings Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Our ability to effectively execute our business plan, including without limitation our ability to develop self-storage facilities;

•	Our ability to locate suitable development sites in target markets;

•	Our ability to build and maintain a team to manage our facilities;

•	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving self-storage market;

•	Our ability to respond and adapt to changes in technology and customer behavior; and

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

The Company was incorporated on September 5, 2006 as Disaboom, Inc. under the laws of the state of Colorado. The Company was redomiciled in the State of Wyoming on December 28, 2015. Our mailing address is MedX Holdings, PO Box 194. Pequot Lakes, MN 56472. Our website address is http://www.medxholdings.co. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Our Business

The Company operates through its subsidiaries MJ Builders of MN, LLC, a Minnesota limited liability corporation and DDG Properties, LLC, a Minnesota limited liability corporation. MJ Builders builds commercial and residential properties and is licensed in the state of Minnesota. DDG manages properties for rent. The Company has also created MJ Storage MN, LLC, a Minnesota limited liability corporation that will build and manage self-storage facilities.

MJ Builders of MN, LLC. was started in February of 2017 in Minnesota and grew out of a previous construction company owned by the Company’s CEO who has been a licensed General Contractor in the state of Minnesota for 12 years and has been a private construction contractor since May 2001.

DDG Properties, LLC was started in June 2011. DDG started with 9 Properties that were all single family homes. The principals of DDG used their construction experience to take distressed homes and turn them into renovated cash flow producing assets. DDG has since grown rapidly owning both commercial and residential properties. Some of the property DDG owns is land for future development.

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REGULATION A+

We are offering our Common Stock pursuant to recently adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 1” of Regulation A+, which allows us to offer of up to $20 million in a 12-month period

THE OFFERING

Issuer:	MedX Holdings Inc.

Shares Offered:	A maximum of 500,000,000 (Five Hundred Million) shares of our Common Stock (the “Maximum Offering”), at an offering price of One Half of One Cent ($.005) per share (the “Shares”).

Number of shares of Common Stock Outstanding before the Offering:	146,616,216 (One Hundred Thirty-Three Million Three Hundred Sixteen Thousand Two Hundred Sixteen) shares of Common Stock.

Number of shares of Common Stock to be Outstanding after the Offering:	646,616,216 (Six Hundred Forty-Six Million Six Hundred Sixteen Thousand Two Hundred Sixteen) shares of Common Stock if the Maximum Offering is sold.

Price per Share:	One Half of One Cent ($.005).

Maximum Offering:

500,000,000 (Five Hundred Million) shares of our Common Stock (the “Maximum Offering”), at an offering price of One Half of One Cent ($.005) per share (the “Shares”), for total gross proceeds of Two Million Five Hundred Thousand Dollars ($2,500,000).

Use of Proceeds:

If we sell all of the Shares being offered, our net proceeds (after our estimated commissions, if any, but excluding our estimated Offering expenses) will be approximately Two Million Five Hundred Thousand Dollars ($2,500,000).. We will use these net proceeds for working capital, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline and you may lose all or part of your investment. See “Cautionary Note Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

RISKS RELATED TO OUR COMPANY

Going Concern.

Our financial statements appearing elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue as a going concern is contingent upon its ability to raise additional capital as required.]

Inadequacy of Capital.

The expected gross offering proceeds of a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000) may never be realized. While we believe that such proceeds will capitalize and sustain us to allow for the continued development and implementation of our business plan, if only a fraction of this Offering is sold, or if certain assumptions contained in the business plans prove to be incorrect, we may have inadequate funds to fully develop our business. Although we believe that the proceeds from this Offering will be sufficient to help sustain our development process and business operations, there is no guarantee that we will raise all the funds needed to adequately fund our business plan.

Expansion to new markets will require significant employee and infrastructure investments in order to build and operate markets.

We plan to expand outside of our initial area of operations. This expansion plan will require significant amounts of capital and we may not be able to acquire sufficient capital through this Offering or other capital markets to enter any of these markets.

If we are unable to successfully expand to additional markets, our revenue growth rate and profits may be reduced or prospects thereof severely diminished.

Failure to expand, or delays in expansion of, our operations to new markets could hurt our ability to meet our growth objectives, which may affect our financial projections. We cannot guarantee that we will be able to achieve pour expansion goals or that operations in new markets will operate profitably. Our ability to expand successfully will depend on a number of factors, many of which are beyond our control.

If we expand to additional markets, we may not be able to obtain enough customers to make operations in any of these markets viable or profitable.

Expanding to new markets will require significant investments of effort, resources, time and capital and we may not be able to obtain enough customers in such markets to continue to fund operations in these markets.

Our failure to achieve brand recognition could have an adverse effect on our business.

We believe that establishing and maintaining brand recognition for our services will be an important aspect of our efforts to attract and expand our customer base. Promotion of our brand will depend largely on our success in providing high quality products and service. To attract and retain customers and to promote our brand in response to competitive pressures, we may find it necessary to increase substantially our financial commitment to creating and maintaining our brand, including filing trademarks and tradenames. We cannot assure that we will obtain brand recognition for the self - storage industry. Our failure to provide high quality products and service or to obtain and maintain brand recognition could have a material adverse effect on our business, results of operations, and financial condition.

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Raising additional capital by issuing additional securities may cause dilution to our current and future shareholders.

We may need to, or desire to, raise substantial additional capital in the future. Our future capital requirements will depend on many factors, including, among others:

•	Our degree of success in subscribing new customers to, and maintaining existing customers;

•	The cost of establishing, or acquiring, sales, and marketing;

•	The costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage of ownership of the then-existing shareholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by our then-existing shareholders. We cannot predict the effect that future sales of our Common Stock, or other equity-related securities would have on the market price of our Common Stock at any given time.

We are significantly influenced by our officers, directors and entities affiliated with them.

Mark Miller, our sole officer and director is also the holder opf [•] shares of Series __ Preferred Stock that gives him voting control over all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combinations transactions. Please see “Security Ownership of Management & Certain Security Holders” below for more information.

Our future performance is dependent on the ability to retain key personnel. The Company’s performance is substantially dependent on the performance of senior management. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, results of operations and financial condition.

Unanticipated obstacles to execution of our business plan.

Our business plan may change significantly. Many of our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Our Board of Directors believes that the chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Our Board of Directors reserve the right to make significant modifications to our stated strategies depending on future events.

Risks of operations.

Our future operating results may be volatile, difficult to predict and may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the nature of our target market, we may be unable to accurately forecast our future revenues and operating results. Furthermore, our failure to generate revenues would prevent us from achieving and maintaining profitability. There are no assurances that we can generate significant revenue or achieve profitability. We anticipate having a sizeable amount of fixed expenses, and we expect to incur losses due to the execution of our business strategy, continued development efforts and related expenses. As a result, we will need to generate significant revenues while containing costs and operating expenses if we are to achieve profitability. We cannot be certain that we will ever achieve sufficient revenue levels to achieve profitability.

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We are subject to many laws and governmental regulations and any adverse regulatory action may materially adversely affect our financial condition and business operations.

Our business is subject to various federal, state, and local laws and regulations affecting self storage companies, including laws governing consumer advertising, consumer services, employee relations, and wrongful termination. Changes to existing laws or the adoption of new laws applicable to self storage companies could have a material adverse effect on our business, results of operations, and financial condition. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect of our business, results of operations, and financial condition.

No minimum capitalization.

We do not have a minimum capitalization and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements. It is possible we may only raise a minimum amount of capital, which could leave us with insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

We may incur substantial operating and net losses due to substantial expenditures.

We intend to increase our operating expenses and capital expenditures in order to expand our market presence. We may incur substantial operating and net losses in the foreseeable future. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations.

We may not be able to manage our growth effectively.

Our growth is expected to place a significant strain on our managerial, operational and financial resources. There can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully offer our services and implement our business plan. Our future operating results will also depend on our ability to expand sales and marketing commensurate with the growth of our business . If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

Changes in U.S. economic conditions.

A decrease in economic activity in the United States could adversely affect demand for storage facilities and thus reduce our ability to generate revenue. A decline in economic conditions could reduce the number of customers who need to utilize our storage facilities.

We will face intense competition.

The self - storage industry is highly competitive. There are a substantial number of companies that compete directly and indirectly with us, which have significantly greater financial resources, greater name recognition, higher revenues, and greater economies of scale than those of MJ Storage MN, LLC. We cannot assure that we will have the financial resources necessary to compete with our larger better financed competitors. It is possible that increased competition could result in interest reductions and reduced operating margins which could materially and adversely affect our business, operating results, and financial condition. We cannot assure that we will be able to compete successfully, keep pace with, or have sufficient funds to become successful. We also cannot assure that new or other existing companies will not enter the market with lower rental costs, which could achieve greater market acceptance than the Company's facilities.

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RISKS RELATED TO THIS OFFERING

There has been a limited public market for our Common Stock prior to this Offering and an active market in which investors can resell their shares may not develop.

Prior to this Offering, there has been a limited public market for our Common Stock that trades on OTC Markets under the sybol “MEDH”. We cannot predict the extent to which an active market for our Common Stock will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our Common Stock. The initial offering price of our Common Stock in this offering is based on a number of factors, including market conditions in effect at the time of the offering, and it may not be in any way indicative of the price at which our shares will trade following the completion of this offering. Investors may not be able to resell their shares at or above the initial offering price.

Investors in this Offering will experience immediate and substantial dilution.

If you purchase our Common Stock in this Offering, you will experience immediate and substantial dilution because the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. See “Dilution” and “Description of Securities” within this Offering Circular.

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The offering price for our Common Stock is based on a number of factors. The price of our Common Stock may decline following this Offering. The stock market in general, and the market price of our Common Stock, will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects. Our financial performance, our industry’s overall performance, changing consumer preferences, technologies and advertiser requirements, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price includes:

•	actual or anticipated variations in our periodic operating results;

•	increases in market interest rates that lead purchasers of our Common Stock to demand a higher yield;

•	changes in earnings estimates;

•	changes in market valuations of similar companies;

•	actions or announcements by our competitors;

•	adverse market reaction to any increased indebtedness we may incur in the future;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community; and

•	our intentions and ability to list our Common Stock on a national securities exchange and our subsequent ability to maintain such listing.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Common Stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.]

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Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

Management discretion as to the actual use of the proceeds derived from this Offering.

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” However, we reserve the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which we deem to be in the best interests of the Company and our shareholders in order to address changed circumstances or opportunities. As a result of the foregoing, our success will be substantially dependent upon the discretion and judgment of the Board of Directors with respect to application and allocation of the net proceeds of this Offering. Investors who purchase our Common Stock will be entrusting their funds to our Board of Directors, upon whose judgment and discretion the investors must depend.

The offering price of our Common Stock was arbitrarily determined and does not reflect the value of the Company, our assets or our business.

The offering price of our Common Stock was arbitrarily determined by our management and is not based on book value, assets, earnings or any other recognizable standard of value. We arbitrarily established the offering price considering such matters as the state of our business development and the general condition of, and opportunities present in, the industry in which we operate. No assurance can be given that our Common Stock, or any portion thereof, could be sold for the offering price or for any amount. If profitable results are not achieved from our operations, of which there can be no assurance, the value of our Common Stock sold pursuant to this Offering will fall below the offering price and become worthless. Prospective investors should not consider the offering price of the Common Stock as indicative of their actual value. The offering price bears little relationship to our assets, net worth, or any other objective criteria.

General securities investment risks.

All investments in securities involve the risk of loss of capital. No guarantee or representation is made that an investor will receive a return of its capital. The value of our Common Stock can be adversely affected by a variety of factors, including development problems, regulatory issues, technical issues, commercial challenges, competition, legislation, government intervention, industry developments and trends, and general business and economic conditions.

Offering not reviewed by independent professionals.

We have not retained any independent professionals to review or comment on this Offering or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such counsel nor any other counsel has made, on behalf of the investors, any independent examination of any factual matters represented by management herein. Therefore, for purposes of making a decision to purchase our Common Stock, you should not rely on our counsel with respect to any matters herein described. Prospective investors are strongly urged to rely on the advice of their own legal counsel and advisors in making a determination to purchase our Common Stock.

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We cannot guarantee that we will sell any specific number of Common Stock shares in this Offering.

There is no commitment by anyone to purchase all or any part of the Common Stock Shares offered hereby and, consequently, we can give no assurance that all of the Common Stock shares in this Offering will be sold. Additionally, there is no underwriter for this Offering; therefore, you will not have the benefit of an underwriter's due diligence efforts that would typically include the underwriter being involved in the preparation of this Offering Circular and the pricing of our Common Stock shares offered hereunder. Therefore, there can be no assurance that this Offering will be successful or that we will raise enough capital from this Offering to further our development and business activities in a meaningful manner. Finally, prospective investors should be aware that we reserve the right to withdraw, cancel, or modify this Offering at any time without notice, to reject any subscription in whole or in part, or to allot to any prospective purchaser fewer Common Stock Shares than the number for which he or she subscribed.

We may terminate this Offering at any time during the offering period.

We reserve the right to terminate this Offering at any time, regardless of the number of Common Stock shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Common Stock shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

We may be unable to meet our current and future capital requirements from capital raised by this Offering.

Our capital requirements depend on numerous factors, including but not limited to the rate and success of our development efforts, marketing efforts, our ability to maintain and expand our customer base, the rate of expansion of our customer base, and other factors. The capital requirements relating to the implementation of our business plan will be significant. We cannot accurately predict the timing and amount of such capital requirements. In the event that our plans change, our assumptions change or prove to be inaccurate, or if the proceeds of this Offering prove to be insufficient to implement our business plan, we would be required to seek additional financing sooner than currently anticipated. There can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Furthermore, any additional equity financing may dilute the equity interests of our existing shareholders (including those purchasing shares pursuant to this Offering), and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as and when needed, we may be required to reduce the scope of our operations or our anticipated business plans, which could have a material adverse effect on our business, future operating results and financial condition.

Directors, executive officers and principal stockholders own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in your best interests or those of our other stockholders.

As of the date of this Offering Circular, our directors, executive officers and principal stockholders beneficially owned, in the aggregate, substantially all of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert significant influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act and related rules implemented or to be implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect the rules and regulations associated with being a public company to increase our legal and financial compliance costs and to make some activities more time-consuming and costlier, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept constraints on policy limits and coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our board committees or as our executive officers and may divert management’s attention. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.]

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The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

USE OF PROCEEDS

The net proceeds available for investment are estimated to be utilized by the Company to locate five areas in and around Minnesota to build self-storage facilities, as well as to fund the cost of building the facilities and working capital to run them.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of December 31, 2018 was $2,140,722 or $0.016 per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets , less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

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The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $400,000, $300,000, $200,000 and $100,000, respectively):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$0.005	$0.005	$0.005	$0.005
Historical net tangible book value per share as of December 31, 2018 (1)	.016	.016	.016	.016
Decrease in net tangible book value per share attributable to new investors in this offering	.0544	0.0475	.0138	.0237
Net tangible book value per share, after this offering	0.0073	.0079	.0088	.0107
Dilution per share to new investors	(0.0087)	(.0081)	(.0072)	(.0053)

(1)	Based on net tangible book value as of December 31, 2018 of $2,140,722 and 146,616,216 outstanding shares of Common stock as of August 30, 2019.

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MANAGEMENT'S DISCUSSION & ANALYSIS OF

FINANCIAL CONDITION & RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Forward Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Corporate History

MedX Holdings is a Wyoming corporation originally incorporated under on September 5, 2005 in the state of Colorado and was redomiciled to Wyoming effective December 28, 2015. In January 15, 2018, the Company acquired two new subsidiaries. These subsidiaries are in the business of acquiring real estate, property development, and construction of residential and commercial properties which are held for long term cash flow, or immediately sold for profit.

Acquisition and Change in Control

On January 15, 2018, the Company acquired MJ Builders of MN, LLC and DDG Properties, LLC as wholly owned subsidiaries of MedX Holdings, Inc., which exchanged 4,000,000 Preferred B Series Shares for the Companies. Simultaneous with the acquisition, Kathleen Roberton appointed Mark Miller as CEO, President, Secretary Treasurer, and Director, and resigned from those offices and as a director of the Company.

  Results of Operations for the Six Months Ended June 30, 2019

Operating Revenues

In the six months ended June 30, 2019 and 2018 we generated total revenue of $676,613 and $1,785,469 respectively. The decrease is due to the Company shifting the focus of its business more toward ownership and operation of rental projects and away from larger projects built for others.

Cost of Goods Sold

In the six months ended June 30, 2019 and 2018, we incurred cost of sales of $280,651 and $359,834, respectively. While economies of scale have permitted the Company to acquire materials in bulk, the Company has also relied on more subcontract labor connected with projects carried over from the prior year.

Gross profit

For the six months ended June 30, 2019 and 2018, our gross profit was $395,963 and $1,425,635, respectively. The decrease in gross profit in 2019, is due to significantly lower revenue from projects as the Company shifts its revenue model.

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Operating Expenses

Operating expenses for the six months ended June 30, 2019 and 2018, were $58,946 and $244,658 respectively. The decrease in operating expense during the six months ended June 30, 2019 versus 2018 is predominantly due to decreased overhead consisting of part-time employees and their associated payroll, reductions in professional fees for legal, and accounting services required for the Company to meet filing requirements, and other general and administrative costs and no additions required to the reserve for bad debts.

Other Expenses

In addition to operating expenses, during the six months ended June 30, 2019 and 2018, we incurred interest expenses of $0 and $0, non-cash loss on the change in the value of derivative instrument liability of $19,284 and $0, and the amortization of debt discount of $16,668 and $0, respectively.

Net Profit

We had a net profit of $301,065 and $1,180,977 for the six months ended June 30, 2019 and 2018, respectively.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

To date we have financed our operations through profits, sales of common stock and the issuance of debt.

The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing and generating profitable operations from the Company’s future operations. The Company has, with several new projects on the books, and over $200,000 of cash, sufficient funds to cover its overhead and operating expenses for the coming year.

Working Capital

	Six Months Ended June 30, 2019	Year Ended December 31, 2018	Percentage Increase (Decrease)
Current Assets	$1,244,000	$1,039,281	19.6%
Current Liabilities	$218,348	$317,968	(31.3)%
Working Capital Surplus (Deficit)	$1,025,652	$721,313	42.1%

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At June 30, 2019, our cash balance was $567,001 compared to $218,388 at December 31, 2018. The increase in cash is attributed to an increase in profitable revenue .

At June 30, 2019, we had total current liabilities of $218,348 , compared with total current liabilities of $317,968 at December 31, 2018. The decrease in current liabilities is attributed to reduction of notes payable.

At June 30, 2019, we had a working capital surplus of $1,025,652 compared with a working capital surplus of $721,313 at December 31, 2018. The increase in working capital surplus is primarily due to an increase in profitable revenue, an increase in accounts receivable, and decreases in notes payable offset with cash obtained from proceeds of a convertible note.

Cash Flows

	For the Six Months Ended June 30,		Percentage Increase
	2019	2018	(Decrease)
Cash Provided by Operating Activities	$487,010	$371,458	31.1%
Cash Provided by Investing Activities	--	4,311	-%
Cash Provided (Used) by Financing Activities	(138,397)	273,022	(150.7)%
Net Increase (Decrease) in Cash	348,613	648,791	46.3%

Cash flow from Operating Activities

During the six months ended June 30, 2019, we provided $487,010 of cash in operating activities compared to $1,119,888 of cash from operating activities during the period ended June 30 , 2018. The decrease in cash provided from operating activities was mainly attributed to a decrease in Net Profit which was approximately $879,912 less than the prior year period.

Cash flow from Investing Activities

During the six months ended June 30, 2019 and 2018, we used $0 and generated $411,311, respectively, from investing activities.

Cash flow from Financing Activities

During the six months ended June 30, 2019 and 2018, Net Cash used was $138,397 in 2019 and Net Cash provided was $119,302 from financing activities. The cash used in financing activities for the period ended June 30 , 2019 are attributed to $138,397 used in the repayment of term notes.

Results of Operations for the Year Ended December 31, 2018

Summary of Results

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The following table summarizes the results of our operations for the year ended December 31, 2018.

	December 31, 2018	December 31, 2017
Rental income	$886,758	$51,947
Project income	1,289,170	672,876
Total Revenues	2,175,928	724,823

Cost of sales	549,031	239,896

Gross profit	1,626,897	484,926

Total operating expenses	711,807	57,087

Profit from operations	915,090	427,839

Total other income / (expense)	(18,535)	(1,780)

Net profit (loss) applicable to common stock holders	$896,555	$426,059

Operating Revenues

  During the years ended December 31, 2018 and 2017 we generated total revenue of $2,175,928 and $724,823 respectively, an increase of approximately 200%. For the year ended December 31, 2018 and 2017 we generated rental income of $886,758 and $51,947, respectively, and revenue from construction projects of $1,289,170 and $672,876, respectively. The increases is due to the Company being awarded more projects, as well as an increase in rental income from projects completed during the prior year.

Cost of Goods Sold

During the years ended December 31, 2018 and 2017, we incurred cost of sales of $549,031 and $239,896, respectively an increase of approximately 129.9%. The increase of cost of goods sold is commensurate with the increase of total revenues and reflects certain economies of scale.

Gross profit

For the years ended December 31, 2018 and 2017, our gross profit was $1,626,897 and $484,926, respectively. The increase in gross profit in 2018, is due to significantly higher revenue and proportionally lower costs of goods sold.

Net Profit

For the years ended December 31, 2018 and 2017, we had Net Profits of 896,555 and 426,059 respectively.

Operating Expenses

Our operating expenses for the years ended December 31, 2018 and 2017 are outlined in the table below:

	Years Ended
	December 31,
	2018	2017
General and administrative	$711,807	$57,087
Total	$711,807	$57,087

Operating expenses for the years ended December 31, 2018 and 2017, were $711,807 and $57,087 respectively. The increase in operating expense during the years ended December 31, 2018 versus 2017 is predominantly due to increased overhead consisting of part-time employees and their associated payroll, professional fees for legal, and accounting services required for the Company to meet filing requirements, and other general and administrative costs such as $450,000 reserve for bad debts, due to the additional workload brought about by the increase in business, offset by some reductions in 2018 due to less overhead required for the work.

Other Expenses

In addition to operating expenses, we incurred interest expenses of $225 and $1,780 during the year ended December 31, 2018 and 2017, respectively. The decrease in interest expense during the year ended December 31, 2018 is primarily attributable to the conversion of several convertible debentures being converted into equity during the year.

Notes Receivable

For the period ended December 31, 2018, the Company had notes receivable of $1,194,223 with a reserve for bad debts in the amount of $450,000. Of the $744,223 net loans receivable at December 31, 2018, the Company has collected approximately 42% and continues to work with these suppliers and contractors to either be repaid or work the balance off through current projects.

The Company evaluates the collectability of these receivables on a quarterly basis to determine if the reserve for bad loans should be adjusted based on their collectability.

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Liquidity, Capital Resources and Plan of Operations

At December 31, 2018, we had a working capital surplus of $721,313 compared with a working capital deficit of $199,682 at December 31, 2017. The increase in working capital surplus is primarily due to an increase in profitable revenue, an increase in prepaid expenses, and decreases in accounts payable and accrued expenses offset with cash obtained from proceeds of notes.

We have sufficient cash flow to maintain our operations at their current state for the next 12-months. However, in order to implement out plan of operations as set forth below, the Company will need to raise additional capital. We believe the capital raised from the current offering will be sufficient for us to implement our plan or operation. However, if we are unable to raise the maximum amount in this offering or if it takes longer to raise such capital than anticipated we may have to forgo certain plans and scale back our rollout.

Income Taxes

Prior to January 2018, when current management took over upon the acquisition of two construction companies, the Company generated cumulative loses. The two construction companies acquired are limited liability companies, and until they were acquired by the Company each LLC would issue a K-1 which would be included on the prior owner’s tax filings with the IRS. As a result, the LLC’s do not show any prior taxes or liabilities due to their tax nature. As of January 2018, they became wholly owned subsidiaries of MedX Holdings, Inc. (MedX holds 100% of the membership interests in the two subsidiary LLC’s) and will be filing with MedX on a consolidated basis.

Current Plan of Operations

Over the next 12 months we intend to shift the Company’s focus from buying, rehabbing and renting properties to developing self-storage facilities. The Company believes that the self-storage market has a number of attributes that make it superior to the Company’s current focus, including:

•	Storage facilities are easy to manage and require very little staff
•	The manager is able to handle all the building of the facilities keeping startup costs low
•	The company has already located five potential areas in the greater MN area in need of storage facilities.
•	The facilities can be built as capital is raised

The timing of completion of any aspect of our plan of operations is highly dependent on the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations. If we discontinue our operations, we will not have sufficient funds to pay any amounts to our stockholders.

Credit Facilities and Accounts Payable

We do not maintain any credit facilities at this time, but have notes payable of $271,439.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act”) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1.0 Billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our Common Stock that is held by non-affiliates exceeds $700 million, we would cease to be an “emerging growth company”.

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OUR BUSINESS

Organization Overview

MedX Holdings Inc. was incorporated on September 5, 2006 as Disaboom, Inc. under the laws of the state of Colorado. The Company redomiciled in the state of Wyoming on December 28, 2015, at which time it was known as Cantor Group Inc. The Company changed its name to MedX Holdings in February 2016.

The Company operates through its subsidiaries MJ Builders of MN, LLC, a Minnesota limited liability corporation and DDG Properties, LLC, a Minnesota limited liability corporation. MJ Builders builds commercial and residential properties and is licensed in the state of Minnesota. DDG manages properties for rent. The Company has also created MJ Storage MN, LLC, a Minnesota limited liability corporation that will build and manage self-storage facilities. The Company has discontinued its previous operations and is focusing soley on its real estate subsidiaries.

MJ Builders of MN, LLC. was started in February of 2017 in Minnesota and grew out of a previous construction company owned by the Company’s CEO who has been a licensed General Contractor in the state of Minnesota for 12 years and has been a private construction contractor since May 2001.

DDG Properties, LLC was started in June 2011. DDG started with 9 Properties that were all single family homes. The principals of DDG used their construction experience to take distressed homes and turn them into renovated cash flow producing assets. DDG has since grown rapidly owning both commercial and residential properties. Some of the property DDG owns is land for future development.

Business Strategy

Over the next 12 months we intend to shift the Company’s focus from buying, rehabbing and renting properties to developing self-storage facilities.

The Company, though MJ Storage, will develop and build the storage facilities as well as manage them. The company believes they have an advantage over other companies looking to get into the same industry, due to the expertise of CEO Mark Miller and the experience of MJ Builders of MN Construction. MJ Builders is a mid-level development and construction company that has been in business seventeen years and has developed a multitude of projects ranging from building houses, offices and retail facilities. Being able to handle the building of the storage facilities and not needing to hire an outside construction company will save the company on various costs. Keeping the start up costs low will enable the company to reach profitability much faster.

The Company has decided to transition from its current business plan as the development and management of storage facilities provide certain advantages such as:

•	Storage facilities are easy to manage and require very little staff
•	The manager is able to handle all the building of the facilities keeping startup costs low
•	The company has already located five potential areas in the greater MN area in need of storage facilities.
•	The facilities can be built as capital is raised.

The Company’s storage facilities will have a variety of self storage sizes. It is expected that the typical facility will have the following sizes of units and monthly rental prices a:

No. Of Units	Unit Size	Monthly Rental
48	4 x 7	$49
75	10 x 10	$89
54	10 x 20	$119
27	10 x 30	$149

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Additionally, MJ Storage will offer exterior storage on expandable property for storing boats during the winter months. This can be a big source of revenue so storage facilities in many northern states as boat owners usually don’t want to tow big boats hundreds of miles to the lakes and back. Instead they would rather pay to have it kept at a storage facility near the lake until its needed the following year.

Renters of the storage units can opt to sign a one-year lease for a discount on the monthly fee. All renters pay a security deposit and key deposit at the time they first rent the unit. Rental fees are owed by the fifth of every month (Automatically charged or billed electronically), and in the event a rental fee is not paid a lien can be placed on the contents of the storage unit and can be sold to recover the fees owed once the rental fees are over thirty days past due.

The facility will allow customers twenty-four hour a day access to their unit. An armed guard will be present at all times on the facility as well as at least one staff member in the front office. A coded key is needed to gain access to the facility which logs which person entered the facility and at what time, as well as the time they leave. Closed circuit cameras will be set up all over the facility monitoring every person’s actions except in the privacy of their own storage unit.

As another source of revenue, as well as convenience for customers, the front office will also sell moving supplies such as different size boxes, packing supplies such as tape, bubble wrap, foam peanuts and plastic covers for mattresses and other furniture. Customers will be required to provide their own pad locks for their units which they can also purchase from our store.

Our design calls for each storage facility to have six buildings totaling 204 Units of various sizes with additional land space available for future expansion or outside storage.

The buildings are made to withstand winds up to 115 MPH with the roof being able to manage 30 lbs of snowfall on them. We estimate that each facility will cost $420,000. The cost of the actual buildings including the acquisition of the property is $270,000 with $150,000. Each facility can be built in three to four months weather permitting.

Employees

1

Property

The Company owns 9 single family homes and approximately 132 acres of commercial land outside of Minneapolis, Minnesota.

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DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

The following is a list of our currently active, interim, and planned executive officers and directors and their respective ages and positions as of the date of this Offering Circular. Some of the officers listed below are currently engaged on a part-time or interim basis, however, it is the Company’s intent that all of the officers listed below will become full-time officers upon the successful completion of this Offering.

Name	Position	Term of Office
Executive Officers:
Mark Miller	CEO	Since January 28, 2018

Directors:
Mark Miller	Director	Since January 28, 2018

During the past five (5) years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers and Directors

Mark Miller, CEO and Director

Mark Miller is the founder MJ Builders of MN, LLC a wholly owned subsidiary of MedX Holdings, Inc. a full service construction company based in Minnesota. MJ Builders of MN, LLC. has been in business seventeen years and during that time has worked on dozens of projects ranging in size from $200k to $2 million. This includes building houses from start to finish as well as office buildings and industrial buildings.

Term of Office

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one (1) year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three (3) years was, an employee of the company;
•	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);
•	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;
•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or
•	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

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Under such definitions, we have no independent directors. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.]

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

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EXECUTIVE COMPENSATION

The following table represents information regarding the total compensation our executive officers and director of the Company as of December 31, 2018:

	Cash	Other	Total
Name and Principal Position	Compensation	Compensation	Compensation
	($)	($)	($)

Mark Miller, CEO	$0	$0	$0

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

On March 31, 2017, the Company and Kathleen Roberton, its CEO at the time, agreed to exchange $ 165,000 in unpaid salary and $23,79.75 owed to Kathleen Roberton for 72,917,200 shares of common stock. The shares of common stock exchange at a price of $0.0025 which represents approximately 50% of the bid, par value $0.001.

On January 15, 2018 4,000,000 Series B Preferred shares were issued to Mark Miller, the Company’s CEO and sole director, for the acquisition of MJ Builders of MN, LLC. And DDG Properties, LLC. The preferred shares exchange at a price of $0.25 per share.

On March 10, 2018, former CEO Kathleen Roberton, sold to then CEO Mark Miller, 98,117,200 shares of restricted common stock. Mr. Miller subsequently assigned 5,000,000 shares to a third party in exchange for certain assets in a private transaction.

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

Class	Name	Number of Shares	Direct or Indirect	Percentage of Class
Common Shares	Mark Miller, CEO/Director	93,117,200	Direct	63.5% (1)

Series B Preferred	Mark Miller, CEO/Director	4,000,000	Direct	100%

(1) Based upon 146,616,216 shares of Common Stock issued and outstanding as of August 30, 2019

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, bylaws and certificate of designation. For more detailed information, please see our certificate of incorporation, bylaws and certificate of designation which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company is authorized to issue 1,000,000,000 (One Billion) shares of Common Stock par value $.001 per share. We have 146,616,216 shares issued and outstanding as of August 30, 2019.

26

Our Common Shares will be, when issued against full payment of the purchase price therefor, fully paid and nonassessable. Our Common Shares do not carry any preemptive rights enabling a holder to subscribe for or receive any additional securities that we may issue from time to time. No conversion rights, redemption rights or sinking fund provisions are applicable to our Common Shares. The rights of holders of Common Shares will be subject to the rights of holders of any Preferred Shares and any Preference Shares that may be issued and outstanding from time to time. Our Board of Directors can authorize the issuance of Preferred Shares and Preference Shares without shareholder approval. Such issued shares could have voting, conversion and other rights that could adversely affect the rights of holders of Common Shares. Our Board of Directors also could authorize the issuance of additional Common Shares from time to time without shareholder approval.

Dividends

The holders of our Common Shares are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available for distribution. These dividends may be paid only out of funds remaining after full cumulative dividends upon all outstanding Preferred Shares and Preference Shares have been paid or set apart for payment for all past dividend periods and the then current dividend period.

Liquidation Rights

Upon any voluntary or involuntary liquidation of Weyerhaeuser, our assets must be used in the following order of priority:

•	payment of or provision for all of our debts and liabilities;
•	payment of all sums to which the Preferred Shares or Preference Shares may be entitled; and
•	distribution ratably to holders of our Common Shares the remaining assets of the Company.

Voting Rights

The holders of Common Shares currently possess exclusive voting rights on all matters submitted to our shareholders. However, our Board of Directors may also specify other voting rights with respect to Preferred Shares or Preference Shares that may be issued in the future. Each holder of Common Shares is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors, which means that the holders of a majority of the shares entitled to vote for the election of our directors can elect all of our directors then standing for election.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

Series A Preferred

3,000,000 shares of preferred stock are designated as “Series A Convertible Preferred Stock.” 400,000 shares of Series A Convertible Preferred Stock are issued and outstanding as of August 30, 2019.

Voting

The holders of outstanding shares of Series A Preferred Stock shall be entitled to notice of any shareholders’ meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock. Each share of Series A Preferred Stock shall have fifty votes per share.

27

Dividends

Commencing on the date of the issuance of any shares of Series A Preferred Stock, the Corporation shall accrue on each outstanding share of Series A Preferred Stock a cumulative dividend (the “Dividend”), at an annual rate equal of 15%. The Dividend shall be payable when, and if declared, based on the numbers of shares of Series A Preferred Stock outstanding as of the date such dividend is declared. No dividends or distributions shall be payable with respect to any other series of Preferred Stock or with respect to any shares of Common Stock unless all accrued Dividends have been paid to the holders of the Series A Preferred Stock.

Liquidation

Holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to $1.00 per share of the Series A Preferred Stock (as adjusted for stock splits and combinations, stock dividends, reclassifications and the like) plus any accrued and unpaid dividends thereon (the “Series A Liquidation Preference”) before any distribution or payment shall be made to the holders of any Common Stock or equity equivalent securities of the Corporation that rank pari passu with the Common Stock.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

PLAN OF DISTRIBUTION

The shares are being offered by us on a “best-efforts” basis by our officers, directors and employees, with the assistance of independent consultants, and possibly through registered broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”) and finders. As of the date of this Offering Circular, unless otherwise permitted by applicable law, we do not intend to accept subscriptions from investors in this Offering who reside in certain states, unless and until the Company has complied with each such states’ registration and/or qualification requirements or a FINRA-member broker-dealer has been engaged by the Company to consummate and process sales to investors in such states. We reserve the right to temporarily suspend and/or modify this Offering and Offering Circular in the future, during the Offering Period, in order to take such actions necessary to enable the Company to accept subscriptions in this Offering from investors residing in such states identified above.

There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we will be entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, offering expenses, reimbursements, and other uses as more specifically set forth in the “Use of Proceeds” contained elsewhere in this Offering Circular.

We may pay selling commissions to participating broker-dealers who are members of FINRA for shares sold by them, equal to a percentage of the purchase price of the Common Stock shares. We may pay finder’s fees to persons who refer investors to us. We may also pay consulting fees to consultants who assist us with the Offering, based on invoices submitted by them for advisory services rendered. Consulting compensation, finder’s fees and brokerage commissions may be paid in cash, Common Stock or warrants to purchase our Common Stock. We may also issue shares and grant stock options or warrants to purchase our common stock to broker-dealers for sales of shares attributable to them, and to finders and consultants, and reimburse them for due diligence and marketing costs on an accountable or non-accountable basis. We have not entered into selling agreements with any broker-dealers to date, though we may engage a FINRA registered broker-dealer firm for offering administrative services. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.]

Our Offering will expire on the first to occur of (a) the sale of all 500,000,000 shares of Common Stock offered hereby, (b) 1 year from the date that this Offering Circular is declared effective, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company, or (c) when our board of directors elects to terminate the Offering.

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ADDITIONAL INFORMATION ABOUT THE OFFERING

Offering Period and Expiration Date

This Offering will start on or immediately prior to the date on which the SEC initially qualifies this Offering Statement (the “Qualification Date”) and will terminate on the Termination Date (the “Offering Period”).

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Jonathan D. Leinwand, P.A., Aventura, Florida.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

29

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Pequot Lakes, State of Minnesota, on June 26, 2019.

MedX Holdings Inc.

By:	/s/ Mark Miller
Mark Miller
Principal Executive Officer,
Principal Accounting Officer

30

Part III – EXHIBITS

Exhibit No.	Description

2.1	Articles of Incorporation
2.2	2009 Articles of Amendment
2.3	Articles of Domestication - Wyoming
2.4	Articles of Amendment – May 9, 2017
2.5	Articles of Amendment – June 20, 2019
2.6	Bylaws of MedX Holdings Inc.
4.1	Form of Subscription Agreement
11.1	Consent of Jonathan D. Leinwand, P.A. (contained in Exhibit 12.1)
12.1	Opinion of Jonathan D. Leinwand, P.A.

31

F-1

MEDEX Holdings, Inc.
BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$567,001	$218,388
Accounts receivable (net of reserve for bad debts of $0 and $0, respectively)	69,626	48,120
Loans receivable (net of reserve for bad debts of $450,000 and $450,000, respectively)	578,823	744,223
Prepaid expenses - current	28,550	28,550
Total current assets	1,244,000	1,039,281

Fixed and intangible assets:
Capital assets	146,000	146,000
Rental properties	227,860	230,209
Equipment	26,250	30,000
Intangible assets	200	200
Fixed and intangible assets, net	400,310	406,409

Other assets:
Investment in subsidiaries	1,000,000	1,000,000
Capitalized Re-Organization costs	13,000	13,000
Total other assets	1,013,000	1,013,000

Total assets	$2,657,310	$2,458,690

LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$3,219	$3,219
Notes payable	133,042	271,439
Convertible promissory notes (net of debt discount of $5,554 and $22,222, respectively)	22,271	2,778
Derivative instrument liability	59,816	40,532
Total current liabilities	218,348	317,968

Total long-term liabilities	-	-

Total liabilities	28,348	317,968

Commitments and contingencies	-	-

Stockholders' deficit
Preferred stock Series A - $0.001 par value, authorized - 3,000,000 shares; issued and outstanding 400,000 and 400,000 respectively	400	400
Preferred stock Series B - $0.001 par value, authorized - 4,000,000 shares; 4,000,000 and 4,000,000 shares issued and outstanding, respectively	4,000	4,000
Common Stock - $0.001 par value; 200,000,000 shares authorize; issued and outstanding 146,911,216 and 133,611,216 shares, respectively	146,911	133,611
Additional paid-in capital	500,117	516,242
Accumulated retained earnings	1,787,534	1,486,469
Total stockholders' deficit	2,438,962	2,140,722

Total liabilities and stockholders' deficit	$2,657,310	$2,458,690

See accompanying notes to the financial statements

F-2

MEDX Holdings, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Rental income	$209,789	$204,289	$413,578	$405,988
Project income	195,514	1,153,800	263,035	1,379,480
Total Revenues	405,303	1,358,090	676,613	1,785,469

Cost of Sales
Cost of goods sold	131,493	337,893	274,552	349,708
Insurance	(489)	897	6,099	10,127
Cost of sales	131,004	338,790	280,651	359,834

Gross profit	274,300	1,019,301	395,963	1,425,635

Operating expenses:
General and administrative	8,883	128,090	58,946	244,658
Total operating expenses	8,883	128,090	58,946	244,658

Profit from operations	265,417	891,211	337,017	1,180,977

Other Income / (Expense):
Gain (Loss) on change in value of derivative liability	15,884	-	(19,284)	-
Amortization of debt discount	(8,334)	-	(16,668)	-
Total other income / (expense)	7,550	-	(35,952)	-

Net profit (loss) applicable to common stockholders	$272,967	$891,211	$301,065	$1,180,977

Per share data
Net Profit per share - basic and diluted	$0.00	$0.01	$0.00	$0.01

Weighted average number of shares outstanding- basic and diluted	137,703,524	112,611,216	135,668,675	114,641,216

See accompanying notes to the financial statements

F-3

MEDX Holdings, Inc.

STATEMENTS OF STOCKHOLDERS' EQUITY

(Unaudited)

	Preferred A Series Stock		Preferred B Series Stock		Common Stock		Additional		Total
	($0.001 par value)		($0.001 par value)		($.001 par value)		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2018	400,000	$400	-	$-	112,611,216	$112,611	$611,740	$(494,856)	$229,895

Issuance of stock for:
Conversion of debentures					21,000,000	21,000	(6,729)		14,271
Correction - rounding error			-	-				1	1
Shares issued for acquisition of MJ Holdings, Inc.			4,000,000	4,000			(88,769)	1,084,769	1,000,000

Net Income (Loss)		-		-		-		896,555	896,555

Balance, December 31, 2018	400,000	400	4,000,000	4,000	133,611,216	133,611	516,242	1,486,469	2,140,722

Issuance of stock for:
Conversion of debentures					13,300,000	13,300	(16,125)		(2,825)

Net Income (Loss)		-		-		-		301,065	301,065

Balance, June 30, 2019	400,000	$400	4,000,000	$4,000	146,911,216	$146,911	$500,117	$1,787,534	$2,438,962

See accompanying notes to the financial statements

F-4

MEDX Holdings, Inc.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net profit (loss)	$301,065	$1,180,977
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,099	-
Preferred stock issued for services	-	4,000
Amortization of debt discount	16,668	-
Change in fair value of derivative liability	19,284	-
Changes in operating asset and liability account balances:
Accounts receivable	(21,506)	(17,534)
Loans receivable	165,400	-
Deposits	-	(25,949)
Prepaid expenses	-	(18,797)
Accounts payable and accrued expenses	-	(2,809)
Total adjustments	185,945	(61,089)

Net cash used in operating activities	487,010	1,119,888

Cash flows from investing activities
Investment in short term loans	-	(411,311)
Net cash provided by investing activities	-	(411,311)

Cash flows from financing activities:
Proceeds from notes payable	-	119,032
Payments of notes payable	(138,397)	-
Net cash provided (used) by financing activities	(138,397)	119,032

Net increase (decrease) in cash	348,613	827,609

Cash at beginning of period	218,388	2,632

Cash at end of period	$567,001	$830,241

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental Schedules of Noncash Investing and Financing Activities:
Preferred B shares issued for acquisition of subsidiaries	$-	$4,000
Conversion of debt to common stock	$2,825	$10,000

See accompanying notes to the financial statements

F-5

MEDX Holdings, Inc.

Note to the Unaudited Financial Statements for the

Six Months ended June 30 , 2019

NOTE 1 - ORGANIZATION AND OPERATIONS

MedX Holdings is a Wyoming corporation originally incorporated under on September 5, 2005 in the state of Colorado and was redomiciled to Wyoming effective December 28, 2015. Originally a developmental business, the Company has now become a holding company focused on acquiring businesses throughout the United States with proven track records to maximize the return on investment. Through its subsidiaries, MedX Holdings can acquire real estate, develop, and build residential or commercial properties for long term cash flow or for immediate sale. MedX Holdings will continue expanding its operations to increase its net worth and corporate value.

The Company has never been classified as a “Shell” by any governmental agency, and in light of its history and continued growth does not foresee its status changing.

The Company is not currently subject to any legal action or in default of any debt covenants.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. On January 15, 2018, the Company acquired MJ Builders of MN, LLC (“MJ”) as the Company’s wholly owned subsidiary. On January 15, 2018, the Company acquired DDG Properties, LLC (“DDG”) as the Company’s wholly owned subsidiary. For purposes of theses financial statements, all financial amounts, including the income, expenses, assets, liabilities, shareholders’ equity/(deficit), cash flows and stock shares, are presented on a consolidated basis as though MJ and DDG were wholly-owned subsidiaries of the Company as of the date indicated including the financial amounts for dates prior to the merger on January 15, 2018.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less which are not securing any corporate obligations. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Accounts receivable as of June 30 , 201 9 and December 31, 2018 are $69,626 and $48,120 respectively.

F-6

Prepaid Expenses

Prepaid expenses consist primarily of short-term prepaid expenditures or contractor deposits that will amortize within one year.

Revenue Recognition

The Company recognizes Construction and Rental revenues from its interests in the Construction Company and Properties Company, respectively which was produced from Labor, Projects, and Rental Billing when ultimate collection was reasonably assured.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of December 31, 2018 and 2017.

Stock-Based Compensation

The Company records stock-based compensation at fair value as of the date of grant and recognizes the corresponding expense over the requisite service period (usually the vesting period), utilizing the Black-Scholes option-pricing model. The volatility component of the calculation is based on the historic volatility of the Company’s stock or the expected future volatility. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Net Profit per Common Share

Basic earnings per share are calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, warrants and options are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

F-7

Related Party Transactions

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to the related party.

The Company considers all officers, directors, senior management personnel, and senior level consultants to be related parties to the Company.

Derivative Liabilities

The Company assessed the classification of its derivative financial instruments as of December 31, 2016, which consist of convertible instruments and rights to shares of the Company’s common stock and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument”.

F-8

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control or could require net cash settlement, then the contract shall be classified as an asset or a liability.

Recently Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – ASSET RETIREMENT OBLIGATIONS

The Company recognizes the present value of obligations associated with the retirement of tangible long- lived assets in the period in which it is incurred. The liability is capitalized as part of the related asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. Currently all rental properties are depreciated on an amortized schedule of 50 years. There is no foreseeable depreciative action that would require the retirement or operating expenses to the business for any of the owned properties.

NOTE4 – EQUITY

a) Authorized

Authorized capital stock consists of:

•	200,000,000 common shares with a par value of $0.001 per share; and
•	Preferred shares with a par value of $0.001 per share;
o	The Company has designated 3,000,000 shares as Series A Convertible Preferred Series Stock. Each share of Series A Preferred Stock is convertible into fifty (50) shares of Common Stock.
o	The Company has designated 4,000,000 shares as Series B Convertible Preferred Series Stock. Each share of Series B Preferred Stock is convertible into one (1) share of Common Stock.

 Share issuances

On January 15, 2018 the Company issued 4,000,000 Series B Preferred Shares for acquisition purposes at a price of $0.25 per share (see NOTE 5).

On April 19, 2018 the Company issued 10,000,000 Common shares to an accredited investor on the conversion of $7,250 of convertible debt at a price of $0.0003 per share.

F-9

On December 4, 2018 the Company issued 11,000,000 Common shares to an accredited investor on the conversion of $7,021 of convertible debt at a price of $0.0003 per share.

NOTE 5 – MERGER WITH MJ BUILDERS OF MN, LLC AND DDG PROPERTIES, LLC

On January 15 t h , 2018 , the Company acquired MJ Builders of MN, LLC and DDG Properties, LLC as wholly owned subsidiaries of MedX Holdings, Inc., which exchanged 4,000,000 Preferred B Series at $0.25 per share, in exchange for the member interests in the two companies. The Company acquired the following assets and liabilities:

Fair Value of Assets Acquired	MJ Builders	DDG Properties
Cash	$130,000.00	$92,378.00
Loans receivable	407,000.00	-
Rental properties	-	234,907.00
Prepaids	-	28,500.00
Equipment	37,500.00	-
Balance of profit in contracts in process - net	75,000.00	-
	649,500.00	355,785.00

Current liabilities	5,285.00	-

Net purchase price	$644,215.00	$355,785.00

Total		$1,000,000.00

NOTE 6 - CONVERTIBLE DEBT

At June 30, 2019 and December 31, 2018 convertible notes and debentures consisted of the following:

	June 30, 2019	December 31, 2018
Convertible notes payable	$25,000	$25,000
Unamortized debt discount	(5,554)	(22,222)
Carrying amount	$19,446	$2,778
Less: current portion	(19,446)	(2,778)
Long-term convertible notes, net	$-	$-

In December 2018, the Company entered into a Convertible Promissory Note. The note is convertible at a discount of seventy five percent (75%) of the market price of the Company s Common Stock determined based on the lowest trading price in a thirty (30) day period prior to the date of conversion

The following table summarizes the debt discounts recorded on convertible debt in connection with the above convertible debentures.

	June 30, 2019	December 31, 2018
Debt Discount beginning balance	$22,222	$-
Additions	-	25,000
Amortization	(16,668)	(2,778)
Warrant adjustments	-	-
Ending Balance	$5,554	$22,222

F-10

The Company identified embedded derivatives related to the Convertible Promissory Notes entered into in the year ended December 31, 2018. These embedded derivatives included certain conversion features as described in the preceding paragraph. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives as of the inception date of the Convertible Promissory Note and to adjust the fair value as of each subsequent balance sheet date. At the inception of the Convertible Promissory Notes, the Company determined a fair value of the embedded derivative. The fair value of the embedded derivative was determined using the Black-Scholes Model based on the assumptions outlined in the following tables:

				Black - Scholes Assumptions			Derivative
				December 31. 2018			Liability
	Original	Term	Full Conv.	Dividend		Risk Free
Date	Amount	(Months)	Y/N	Yield	Volatility	Rate	12/31/18

12/31/2018	$25,000	9	N	0.00%	231.4%	2.63%	$40,533

		Remaining		Black-Scholes Assumptions			Derivative
	Original	Term	Full	June 30, 2019			Liability
Date	Amount	(Months)	Conv. Y/N	Dividend Yield	Volatility	Risk Free Rate	06/30/18

06/30/2019	$25,000	2	N	0.00%	246.91%	2.15%	$15,882

NOTE 7 NOTES PAYABLE

At June 30, 2019 and 2018, term notes consisted of the following:

	June 30, 2019	December 31, 2018
Mortgage note #1	$174	$21,374
Mortgage note #2	72,868	117,400
Mortgage note #3	60,000	132,665
Term note	2,825	-
Total Notes	$135,867	$271,439

NOTE 8 FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

F-11

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of June 30 , 2019 and December 31, 2018:

		Fair Value Measurements at June 30, 2019 using:
	March 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Liabilities:

Derivative Liabilities	$15,882	-	-	$15,882

		Fair Value Measurements at December 31, 2018 using:
	December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Liabilities:

Derivative Liabilities	$40,533	-	-	$40,533

The debt and warrant derivative liabilities are measured at fair value using quoted market prices and estimated volatility factors based on historical prices for the Company s common stock and are classified within Level 3 of the valuation hierarchy.

The following table provides a summary of changes in fair value of the Company s Level 3 financial liabilities as of June 30 , 201 9 :

Derivative Liability
Balance, December 31, 2018	$(40,533)
Additions	-
Change in fair value of derivative liabilities	24,671
Balance, June 30, 2019	$(15,882)

NOTE 9 SUBSEQUENT EVENTS

The Company management has evaluated events occurring subsequent to June 30 , 2019 through August 30, 2019 , the following material subsequent events have taken place.

In August 8, 2019, Mark Miller, CEO and sole Director of MEDH acquired an Intellectual Property asset known as Tumbleweed from a Mr. Black in exchange for the transfer of 5,000,000 restricted Common Shares of MedX Holdings, Inc. which Mr. Miller personally owned.

As such effective with that date, Mr. Millers holdings of Common shares of the Company were reduced from 98,117,200 common shares to 93,117,200 common shares.

On June 2, 2019, the Company entered into a conversion and settlement agreement with the holder of a Promissory Note. Under terms of the agreement, the first issuance of shares 13,300,000 commons shares, settled one third of the open balance of the note. The remaining shares and balances will be settled in coming months.

In July 2019, Mark Miller, CEO surrendered back to the Company for cancellation 295,000 Common shares. The shares were returned without remuneration, and effectively reduced the issued and outstanding shares of the Company at that time.

F-12

F-13

MEDEX Holdings, Inc.

BALANCE SHEETS

(Unaudited)

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash	$218,388	$11,312
Deposits on orders	-	10,942
Accounts receivable (net of reserve for bad debts of $0 and $0, respectively)	48,120	26,076
Loans receivable (net of reserve for bad debts of $450,000 and $0, respectively)	744,223	-
Prepaid expenses - current	28,550	9,753
Total current assets	1,039,281	58,083
Fixed and intangible assets:
Capital assets	146,000	146,000
Rental properties	230,209	234,907
Equipment	30,000	37,500
Intangible assets	200	200
Fixed and intangible assets, net	406,409	418,607
Other assets:
Investment in subsidiaries	1,000,000	-
Capitalized Re-Organization costs	13,000	13,000
Total other assets	1,013,000	13,000
Total assets	$2,458,690	$489,690

LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$3,219	$10,483
Notes payable	271,439	235,041
Convertible promissory notes (net of debt discount of $22,222 and $0, respectively)	2,778	12,241
Derivative instrument liability	40,532	-
Total current liabilities	317,968	257,765
Total long-term liabilities	-	-
Total liabilities	317,968	257,765
Commitments and contingencies	-	-
Stockholders’ deficit
Preferred stock Series A - $0.001 par value, authorized - 3,000,000 shares; issued and outstanding 400,000 and 400,000 respectively 400 400
Preferred stock Series B - $0.001 par value, authorized - 4,000,000 shares; 4,000,000 and -0- shares issued and outstanding, respectively	4,000	-
Common Stock - $0.001 par value; 200,000,000 shares authorize; issued and outstanding 133,611,216 and 112,611,216 shares, respectively	133,611	112,611
Additional paid-in capital	1,601,011	611,170
Accumulated retained earnings	401,700	(494,856)
Total stockholders' deficit	2,140,722	229,325
Total liabilities and stockholders' deficit	$2,458,690	$487,090

See accompanying notes to the financial statements

F-14

MEDX Holdings, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the years ended
	December 31, 2018	December 31, 2017

Rental income	$886,758	$51,947
Project income	1,289,170	672,876
Total Revenues	2,175,928	724,823

Cost of Sales
Cost of goods sold	525,077	235,555
Insurance	11,756	4,341
Depreciation	12,198	-
Cost of sales	549,031	239,896

Gross profit	1,626,897	484,926

Operating expenses:
General and administrative	711,807	57,087
Total operating expenses	711,807	57,087

Profit from operations	915,090	427,839

Other Income / (Expense):
Interest expense	(225)	(1,780)
Loss on change in value of derivative liability	(15,532)	-
Amortization of debt discount	(2,778)	-
Total other income / (expense)	(18,535)	(1,780)

Net profit (loss) applicable to common stock holders	$896,555	$426,059

Per share data
Net Profit per share - basic and diluted	$0.01	$0.00
Weighted average number of shares outstanding- basic and diluted	115,981,179	112,611,216

See accompanying notes to the financial statements

F-15

MEDX Holdings, Inc.

STATEMENTS OF STOCKHOLDERS' DEFICIT

(Unaudited)

	Preferred A Series Stock ($0.001 par value)		Preferred B Series Stock ($0.001 par value)		Common Stock ($.001 par value)		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2017	$400,000	$400	-	$-	41,724,016	$41,724	$1,038,629	$(1,122,177)	$(41,424)

Compensation				-	72,917,200	72,917	(72,917)	41,754	41,754

Correcting adj. – O/S Shares					(2,030,000)	(2,030)	-		(2,030)

Correcting adj. - equity							(353,972)	438,939	84,967

Net Income (Loss)		-		-	-	-		146,628	146,628

Balance, December 31, 2017	400,000	400	-	-	112,611,216	112,611	611,170	(494,856)	229,895

Conversion of debentures					21,000,000	21,000	(6,729)		14,271
Correction – rounding error								1	1
Acquisition of MJ Builders of MN & DDG Properties, LLC			4,000,000	4,000			996,000		1,000,000
Net Income (Loss)		-		-				896,555	896,555
Balance, December 31, 2018	400,000	$400	4,000,000	$4,000	133,611,216	$133,611	$1,601,011	$401,700	$2,140,722

See accompanying notes to the financial statements

F-16

MEDX Holdings, Inc.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the years ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net profit (loss)	$896,555	$146,628
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,198	-
Preferred stock issued for services	14,271	-
Amortization of debt discount	2,778	-
Change in fair value of derivative liability	15,532	-
Changes in operating asset and liability account balances:
Accounts receivable	(22,044)	(26,076)
Deposits	10,942	(10,942)
Prepaid expenses	(18,797)	(9,753)
Accounts payable and accrued expenses	(21,634)	10,483
Total adjustments	(6,754)	(36,288)

Net cash used in operating activities	889,801	110,340

Cash flows from investing activities
Property purchases	-	(234,907)
Purchase of equipment	-	(37,500)
Investment in short term loans	(744,223)	-
Net cash used in investing activities	(744,223)	(272,407)

Cash flows from financing activities:
Proceeds from notes payable	36,498	173,379
Proceeds from convertible notes	25,000	-
Net cash provided by financing activities	61,498	173,379

Net increase (decrease) in cash	207,076	11,312

Cash at beginning of period	11,312	-

Cash at end of period	$218,388	$11,312

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental Schedules of Noncash Investing and Financing Activities:
Preferred A shares issued for acquisition of subsidiaries	$-	$2,600
Common stock issued for services	$4,000	$-
Conversion of debt to common stock	$14,271	$72,917

See accompanying notes to the financial statements

F-17

MEDX Holdings, Inc.

Note to the Unaudited Financial Statements for the Year ended December 31, 2018

NOTE 1 ‐ ORGANIZATION AND OPERATIONS

MedX Holdings is a Wyoming corporation originally incorporated under on September 5, 2005 in the state of Colorado, and was redomiciled to Wyoming effective December 28, 2015. Originally a developmental business, the Company has now become a holding company focused on acquiring businesses throughout the United States with proven track records to maximize the return on investment. Through its subsidiaries, MedX Holdings can acquire real estate, develop, and build residential or commercial properties for long term cash flow or for immediate sale. MedX Holdings will continue expanding its operations to increase its net worth and corporate value.

The Company has never been classified as a “Shell” by any governmental agency, and in light of its history and continued growth does not foresee its status changing.

The Company is not currently subject to any legal action or in default of any debt covenants.

NOTE 2 ‐ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. On January 15, 2018, the Company acquired MJ Builders of MN, LLC (“MJ”) as the Company’s wholly-owned subsidiary. On January 15, 2018, the Company acquired DDG Properties, LLC (“DDG”) as the Company’s wholly-owned subsidiary. For purposes of theses financial statements, all financial amounts, including the income, expenses, assets, liabilities, shareholders’ equity/(deficit), cash flows and stock shares, are presented on a consolidated basis as though MJ and DDG were wholly-owned subsidiaries of the Company as of the date indicated including the financial amounts for dates prior to the merger on January 15, 2018.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less which are not securing any corporate obligations. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Accounts receivable as of December 31, 2018 and 2017 are $48,120 and $26,076 respectively.

F-18

Prepaid Expenses

Prepaid expenses consist primarily of short-term prepaid expenditures or contractor deposits that will amortize within one year.

Revenue Recognition

The Company recognizes Construction and Rental revenues from its interests in the Construction Company and Properties Company, respectively which was produced from Labor, Projects, and Rental Billing when ultimate collection was reasonably assured.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of December 31, 2018 and 2017.

Stock-Based Compensation

The Company records stock-based compensation at fair value as of the date of grant and recognizes the corresponding expense over the requisite service period (usually the vesting period), utilizing the Black- Scholes option-pricing model. The volatility component of the calculation is based on the historic volatility of the Company’s stock or the expected future volatility. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk- free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Net Profit per Common Share

Basic earnings per share are calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, warrants and options are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

F-19

Related Party Transactions

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to the related party.

The Company considers all officers, directors, senior management personnel, and senior level consultants to be related parties to the Company.

Derivative Liabilities

The Company assessed the classification of its derivative financial instruments as of December 31, 2016, which consist of convertible instruments and rights to shares of the Company’s common stock and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

o) Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument”.

F-20

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control or could require net cash settlement, then the contract shall be classified as an asset or a liability.

Recently Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – ASSET RETIREMENT OBLIGATIONS

The Company recognizes the present value of obligations associated with the retirement of tangible long- lived assets in the period in which it is incurred. The liability is capitalized as part of the related asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. Currently all rental properties are depreciated on an amortized schedule of 50 years. There is no foreseeable depreciative action that would require the retirement or operating expenses to the business for any of the owned properties.

NOTE4 – EQUITY

a) Authorized

Authorized capital stock consists of:

•	200,000,000 common shares with a par value of $0.001 per share; and
•	Preferred shares with a par value of $0.001 per share;
•	The Company has designated 3,000,000 shares as Series A Convertible Preferred Series Stock. Each share of Series A Preferred Stock is convertible into fifty (50) shares of Common Stock.
•	The Company has designated 4,000,000 shares as Series B Convertible Preferred Series Stock. Each share of Series B Preferred Stock is convertible into one (1) share of Common Stock.

Share issuances

On January 25, 2018 the Company issued 4,000,000 Series B Preferred Shares for acquisition purposes at a price of $0.25 per share (see NOTE 5).

On April 19, 2018 the Company issued 10,000,000 Common shares to an accredited investor on the conversion of $7,250 of convertible debt at a price of $0.0003 per share.

F-21

On December 4, 2018 the Company issued 11,000,000 Common shares to an accredited investor on the conversion of $7,021 of convertible debt at a price of $0.0003 per share.

NOTE 5 – MERGER WITH MJ BUILDERS OF MN, LLC AND DDG PROPERTIES, LLC

On January 15th, 2018, the Company acquired MJ Builders of MN, LLC and DDG Properties, LLC as wholly owned subsidiaries of MedX Holdings, Inc., which exchanged 4,000,000 Preferred B Series Shares for the Companies. The State of Wyoming has recognized the issuance of these shares.

NOTE 6 ‐ CONVERTIBLE DEBT

At December 31, 2018 and 2017 convertible notes and debentures consisted of the following:

	December 31, 2018	December 31, 2017
Convertible notes payable	$25,000	$-
Unamortized debt discount	(22,222)	-
Carrying amount	$2,778	$-
Less: current portion	(2,778)	-
Long‐term convertible notes, net	$-	$-

In December 2018, the Company entered into a Convertible Promissory Note. The note is convertible at a discount of seventy five percent (75%) of the market price of the Company’s Common Stock determined based on the lowest trading price in a thirty (30) day period prior to the date of conversion

The following table summarizes the debt discounts recorded on convertible debt in connection with the above convertible debentures.

	December 31, 2018	December 31, 2017
Debt Discount beginning balance	$-	$ ‐
Additions	25,000	-
Amortization	(2,778)	-
Warrant adjustments	-	-
Ending Balance	$22,222	$-

The Company identified embedded derivatives related to the Convertible Promissory Notes entered into in the years ended December 31, 2018 and 2017. These embedded derivatives included certain conversion features as described in the preceding paragraph. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives as of the inception date of the Convertible Promissory Note and to adjust the fair value as of each subsequent balance sheet date. At the inception of the Convertible Promissory Notes, the Company determined a fair value of the embedded derivative. The fair value of the embedded derivative was determined using the Black-Scholes Model based on the assumptions outlined in the following table:

				Black-Scholes Assumptions			Derivative
				December 31. 2018			Liability
	Original	Term	Full Conv.	Dividend		Risk Free
Date	Amount	(Months)	Y/N	Yield	Volatility	Rate	12/31/18

12/3/2018	$25,000	9	N	0.00%	231.4%	2.63%	$40,532

F-22

NOTE 7 – FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of December 31, 2018:

		Fair Value Measurements at December 31, 2016 using:
	December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Liabilities:

Derivative Liabilities	$40,532	-	-	$40,532

Fair Value Measurements at December 31, 2015 using:
	December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:

Derivative Liabilities	$-	-	-	$-

The debt and warrant derivative liabilities are measured at fair value using quoted market prices and estimated volatility factors based on historical prices for the Company’s common stock and are classified within Level 3 of the valuation hierarchy.

F-23

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of December 31, 2018:

Derivative Liability
Balance, December 31, 2017	$-
Additions	(33,032)
Change in fair value of derivative liabilities	(7,500)
Balance, December 31, 2018	$(40,532)

NOTE 8 – PROPERTY VALUATION

On March 22, 2018 a private CMA was paid for by the company to appraise the current asset value of the Single Family Residences, Commercial Properties, and Raw Land owned by the wholly owned subsidiary DDG Properties, LLC. which confirmed a $6.7 Million USD Valuation. The appraisal cost was $2,500, this expense was acknowledged under COGS in the financial statements and was paid in full at the time of completion.

NOTE 9 – SUBSEQUENT EVENTS

The Company management has evaluated events occurring subsequent to December 31, 2018 through the date that these consolidated financial statements were issued, and there are no material subsequent events that have taken place.

F-24